Exhibit 99.1

Biotech Leader Carmine Stengone Joins Kiora Pharmaceuticals' Board of Directors

August 1, 2023 -- Encinitas, California -- Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) has appointed Carmine Stengone as an independent member to the Company’s board of directors. Stengone currently serves as the President and CEO of Pipeline Therapeutics, a company developing precision medicines to treat neurodegenerative diseases.

With the insights gained throughout his career and most recently from his time leading Pipeline, Stengone will positively impact guidance on strategic decision-making and further clinical development plans. In addition, his extensive network in the industry will help Kiora on multiple fronts.

"We are thrilled to have Carmine join the board and contribute his expertise to our organization and strategic governance,” said Brian M. Strem, Ph.D., President and CEO of Kiora. “His track record and industry knowledge, specifically with small molecules and degenerative diseases, are a valuable asset to the Company.”
“Kiora has built a strong and promising pipeline of ophthalmic products, including targeting rare and inherited retinal diseases,” added Stengone. “In particular, KIO-301 has the potential to become the first-ever small molecule capable of restoring vision in ultra-low vision patients. The preliminary findings from the ongoing ABACUS trial clearly show clinical proof-of-mechanism in patients living with Retinitis Pigmentosa.”
Stengone has served as President and Chief Executive Officer and as a director of Pipeline Therapeutics since 2018. In his role as CEO of Pipeline Therapeutics, he has completed three private rounds of financing totaling >$180 million and executed a >$1 billion collaboration with Janssen Pharmaceutica NV, one of the Janssen Pharmaceutical Companies of Johnson & Johnson. He also served as Senior Vice President, Business Development for COI Pharmaceuticals (now Avalon BioVentures Accelerator), and a member of its investment committee, where he helped co-found six new biopharmaceutical companies. While with Avalon Ventures, Carmine served as President and Chief Executive Officer of Avelas Biosciences, Inc. He also served as Vice President of Corporate Development for Afraxis Holdings, Inc. and co-founder and CEO of Afraxis, Inc., a spin-out company from Afraxis Holdings. Earlier in his career, he held positions of increasing responsibility with Phenomix Corporation, Anadys Pharmaceuticals, Inc., and Johnson & Johnson. Carmine received his MBA from the Johnson Graduate School of Management at Cornell University and his M.S. and B.S degrees in chemistry from Duke University and Wake Forest University, respectively.

About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of ophthalmic diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-101 is being developed for the treatment of the Ocular Presentation of Rheumatoid Arthritis (OPRA). It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase (DHODH) with what Kiora believes is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release) designed to overcome the off-target side effects and safety issues associated with commercially available DHODH inhibitors. In addition, Kiora is developing KIO-201, a chemically cross-linked form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing.

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Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the amount of any additional research and development tax incentive credits that Kiora may be eligible to receive, the ability of KIO-301 to restore visual function in patients with retinitis pigmentosa, the potential for KIO-301 to address other eye diseases, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-201, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 23, 2023 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contact
investors@kiorapharma.com